Exhibit (c)(52)

Confidential – Preliminary Draft PROJECT BRONCO CONFIDENTIAL DISCUSSION MATERIALS August 22, 2018 Project Bronco |

Confidential – Preliminary Draft TABLE OF CONTENTS CONFIDENTIAL DISCUSSION MATERIALS Exchange Ratio Analysis Pro Forma Impact at 1.773x (incl. $3.00 cash) 1 2 Page 1 Project Bronco |

Confidential – Preliminary Draft EXCHANGE RATIO ANALYSIS Project Bronco |

Confidential – Preliminary Draft HISTORICAL EXCHANGE RATIO Historical exchange ratio analysis Current AMGP Price Equity Exchange Equity Component Cash per AM Unit Total Takeout Price Current AMGP Price AMGP Proposal $19.36 x 1.62x = $31.32 + 3.00 = $34.32 ÷ $19.36 = AR / AM Proposal $19.36 x 1.71x = $33.11 + $3.00 = $36.11 ÷ $19.36 = HISTORICAL EXCHANGE RATIO 2.00x 1.90x AR / AM Proposal: 1.865x AMGP Proposal: 1.773x 1.80x 1.70x Current: 1.59x 1.60x Average Unaffected”: 1.55x 1.50x 1.40x 1.30x 1.20x 05A/M03G/P17 IPO 07/21/17 10/08/17 12/26/17 03/15/18 06/02/18 088//2210//1188 Page 2 Project Bronco | Note: Avg. “Unaffected” represents the average exchange rate from AMGP IPO to 2/23/18, last close to announcement of the spe cial committees. “ All-in Exchange 1.773x 1.865x

Confidential – Preliminary Draft EXCHANGE RATIO BRIDGE 2.0x 1.8x 1.6x 1.4x 1.2x 1.0x Current Natural Exchange Ratio AR Forecast Tax Benefit Tax Savings on 100% of Tail Period Series B Premium Dilution Adjusted Exchange Ratio Page 3 Project Bronco | Note, this exchange ratio may change based on current market prices 1.73x 0.01x 1.59x 0.08x 0.04x Current “All-in” AMGP Offer: 1.773x

Confidential – Preliminary Draft EXCHANGE RATIO BRIDGE Based on the average “unaffected” natural exchange ratio (1) 2.0x 1.8x 1.6x 1.4x 1.2x 1.0x Avg. "Unaffected" Natural Exchange Ratio AR Forecast Tax Benefit Tax Savings on 100% of Tail Period Series B Premium Dilution Adjusted Exchange Ratio Page 4 Project Bronco | (1)Avg. “unaffected” natural exchange ratio represents the average exchange rate from AMGP IPO to 2/23/18, last close to announc ement of the special committees. 0.01x1.68x 1.55x 0.08x 0.04x Current “All-in” AMGP Offer: 1.773x

Confidential – Preliminary Draft

BAIRD

FULLY-DILUTED EXCHANGE RATIO ANALYSIS

Exchange Ratio derived from current trading levels and full Series B dilution

- Assuming an efficient market is anticipating an AMGP acquisition of AM, AMGP's share price should already reflect some amount of dilution from the Series B issuance
  - Baird has reviewed Wall Street research, which anticipates ~4.1 million AMGP shares issued to Series B holders in an AMGP acquisition of AM [(1)]
- Based on this market view and the proposed issuance of 18.5 million AMGP shares to Series B holders, 14.4 million AMGP shares are not priced into the current exchange ratio
- **Including the dilutive impact of an additional 14.4 million new AMGP units implies an exchange ratio of 1.72x**

Current Exchange Ratio

($ in millions, except per share / unit data)

a)	AMGP Market Cap	$3,605
b)	AMGP Shares O/S	186.2
c)	Unanticipated AMGP Shares	-
	AMGP Price / Share *[a / (b+c)]*	**$19.36**
	AM Price / Unit	**$30.86**
	Current Exchange Ratio	**1.59x**

Fully-Diluted Exchange Ratio

($ in millions, except per share / unit data)

a)	AMGP Market Cap	$3,605
b)	AMGP Shares O/S	186.2
c)	Unanticipated AMGP Shares	14.4
	Fully-Diluted AMGP Price / Share *[a / (b+c)]*	**$17.97**
	AM Price / Unit	**$30.86**
	Implied Exchange Ratio	**1.72x**

Note: Current market data as of August 21, 2018.
(1) Wells Fargo Equity Research.

Project Bronco | Page 5

Confidential – Preliminary Draft PRO FORMA IMPACT AT 1.773x (incl. $3.00 cash) Project Bronco |

Confidential – Preliminary Draft PRO FORMA IMPACT AT 1.773x (incl. $3.00 cash) ($ in millions, unless otherwise noted) DCF per AM LP Unit DCF per AMGP Share $5.00 $2.75 $3.00 $4.00 $1.74 $2.00 $3.00 $2.00 $1.00 $1.00 $0.00 $0.00 2019E 2020E 2021E 2022E 2019E 2020E 2021E 2022E Distribution per AM LP Unit (at status quo coverage) Required Coverage Ratio to Hold AM Flat 1.50x $5.00 1.20x 1.16x 1.12x 1.13x 1.11x 1.08x 1.05x $4.00 1.00x $3.00 $2.00 0.50x $1.00 $0.00 0.00x 2019E 2020E 2021E 2022E 2019E 2020E 2021E 2022E Source: Antero management projections. As of August 21, 2018. Note: Assumes AMGP purchases 100% of AM public units (188.2 million on a fully diluted basis); AMGP issues 304.5 million sha res to current AM unitholders. Also assumes that AMGP issues 18.5 million shares in exchange for 100% of the Series B units. Page 6 Project Bronco | Excludes impact of cash received$4.10 $4.23 $3.42 $3.45 $2.85 $2.79 $2.21 $2.02 1.31x Accretion / (Dilution) ($0.19) ($0.06) $0.03 $0.13 (8.6%) (2.2%) 0.8% 3.1% $2.37$2.22 $2.00 $1.64 $0.89 $1.34 $4.29 $4.45 $3.75 $3.83 $3.24 $3.24 $2.75 $2.65 Accretion / (Dilution) $0.75 $0.66 $0.63 $0.53 84.2% 49.4% 36.0% 23.8% Accretion / (Dilution) ($0.10) $0.00 $0.08 $0.16 (3.7%) 0.0% 2.2% 3.7% Status Quo1.773x XR (incl. $3.00 cash)

Confidential – Preliminary Draft PRO FORMA IMPACT AT 1.773x (incl. $3.00 cash) ($ in millions, unless otherwise noted) Total Cash to AR Shareholders (at status quo coverage) LEVERAGE Total cash flow from midstream ownership Net debt / LTM EBITDA at year-end 4.0x 2.8x $600 $500 $400 $300 $200 $100 $0 3.0x 2.7x 2.5x 2.3x 2.0x 1.0x 0.0x 2019E 2020E 2021E 2022E 2018E 2019E 2020E 2021E 2022E Source: Antero management projections. As of August 21, 2018. Note: Assumes AMGP purchases 100% of AM public units (188.2 million on a fully diluted basis); AMGP issues 304.5 million sha res to current AM unitholders. Also assumes that AMGP issues 18.5 million shares in exchange for 100% of the Series B units. Page 7 Project Bronco | $496 $219 $405 $418 $338 $341 $282 $275 3.0x 2.3x 2.3x 2.3x 2.1x 2.0x Accretion / (Dilution) $278 ($6) $3 $13 127% (2.2%) 0.8% 3.1% Status Quo1.773x XR (incl. $3.00 cash)